Release:    Immediate    November 29, 2017

CP bolsters Sales and Marketing unit, adds Stone and Bullard to leadership team
Calgary, AB – Canadian Pacific Railway Ltd. (TSX:CP) (NYSE:CP) today announced that it has strengthened its Sales and Marketing team with the addition of two new vice-presidents and reorganized the group’s structure to better leverage its best-in-class service to meet the needs of current and future customers.

The Sales and Marketing team will comprise three business units, each led by a vice-president reporting to John Brooks, Senior Vice-President and Chief Marketing Officer. The business units will be Grain and Fertilizers; Energy, Chemicals and Plastics (ECP) and Merchandise; and Intermodal and Automotive.

“The realignment of our Sales and Marketing structure allows us to better leverage customer relationships and marketing strategies as we focus the team on sustainable, profitable growth into 2018 and beyond,” said Brooks. “Our proven operating model, discipline on costs and system-wide fluidity has us well-positioned for growth, and this new team is committed to delivering for customers and shareholders.”

Coby Bullard, who joins CP effective Dec. 1, will lead Sales and Marketing for ECP and Merchandise. Bullard comes to CP from C.R. England and Crest Logistics where he was most recently President, Intermodal. Bullard also brings almost a decade of railroad experience from BNSF, where he worked in increasing levels of responsibility in sales and marketing, customer service and operations support.

Eileen Pedante Stone also joins CP effective Dec. 1, and will lead the Grain and Fertilizers business unit. Stone joins CP from UPS Freight, where she has garnered more than 25 years of experience in sales and marketing in the freight transportation industry across the U.S., Canada and Mexico. Stone was most recently Vice-President Sales.

Jonathan Wahba, who joined CP in February 2017 as Vice-President Sales and Marketing, Intermodal and Grain, will now lead Sales and Marketing for Intermodal and Automotive.

“We are thrilled to have Eileen and Coby join the CP team, and together with Jonathan, we are confident our Sales and Marketing leaders have the experience, energy and integrity to help CP grow alongside its customers,” Brooks said. “It’s an exciting time for CP and we look forward to driving value on behalf of our customers.”
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca